EXHIBIT 99.1

Press Release

Health Care Property Investors, Inc.

to Sell $200 Million of 6.00% Senior Notes Due 2015

NEWPORT BEACH, Calif.—Feb. 25, 2003—Health Care Property Investors, Inc. (NYSE:HCP) announced the execution of an agreement for the issuance and sale by the Company of $200 million of 6.00% senior unsecured notes due March 1, 2015 priced at 99.443%. Net proceeds from the offering will be used for general corporate purposes which may include repayment of indebtedness and investment in additional properties. These securities have been rated BBB+ by Standard & Poor’s, BBB+ by Fitch Ratings, and Baa2 by Moody’s Investors Service.

The offering was underwritten by Credit Suisse First Boston, as sole lead manager, and Banc of America Securities LLC, Deutsche Bank Securities, UBS Warburg, Wachovia Securities and Wells Fargo Securities, LLC, as co-managers. A copy of the final prospectus relating to the offering may be obtained from Credit Suisse First Boston, 11 Madison Avenue, New York, New York 10010.

Health Care Property Investors, Inc. is a self-administered equity real estate investment trust that invests directly or through joint ventures in health care facilities. As of December 31, 2002 the Company’s investments included 184 long-term care facilities, 101 assisted living facilities, 90 medical office buildings and wellness centers, 22 acute care hospitals, 35 physician group practice clinics, nine freestanding rehabilitation facilities, eight health care laboratory and biotech research facilities and 14 retirement living communities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.